Exhibit 23.11

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We have issued our report dated May 16, 2006, accompanying the financial statements of target systemelectronic GmbH, Solingen for the period April 1st, 2005 to November 14th, 2005, contained in the Registration Statement and Prospectus of ICx Technologies, Inc. We consent to the use of the aforementioned reports in the Registration Statement and Prospectus and to the use of our name as it appears under the caption “Experts”.

Grant Thornton GmbH Wirtschaftsprüfungsgesellschaft

/s/ Friedrich Graf von Kanitz	/s/ Theodor Rulffes
Friedrich Graf von Kanitz	Theodor Rulffes
Wirtschaftsprüfter	vereidigter Buchprüfer

Köln, Germany

August 3, 2007